Exhibit 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402
SOMAXON REPORTS 2008 FULL YEAR FINANCIAL RESULTS
Conference call scheduled today at 1:30 p.m. PT; Simultaneous webcast at
http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA – March 12, 2009 - Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products for the treatment of diseases and disorders in the central nervous system therapeutic area, today announced financial results for the fourth quarter and full year ended December 31, 2008.
“We achieved a number of important milestones in 2008, during which we focused on the regulatory approval process for Silenor and preparing for its potential commercialization,” said Richard W. Pascoe, Somaxon’s president and chief executive officer.
On February 25, 2009, Somaxon received a Complete Response Letter from the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA) for Silenor® (doxepin) for the treatment of insomnia. The company has scheduled a meeting with the FDA for April 6, 2009 to discuss the issues raised in the Complete Response Letter.
“We continue to believe that the data in the Silenor NDA we have submitted, together with the additional information we submitted in response to the Complete Response Letter, is sufficient to support a determination by the FDA that Silenor can be approved for the treatment of insomnia,” continued Pascoe. “We will continue to work with the FDA toward such approval, as we continue to plan for the potential launch of Silenor with the goal of optimizing its commercial success.”
Financial Results
For the 2008 fiscal year, net loss was $37.2 million, or $2.04 per share, compared with $26.4 million, or $1.45 per share, for the 2007 fiscal year. For the fourth quarter of 2008, net loss was $9.5 million, or $0.52 per share, compared with $7.8 million, or $0.43 per share, for the fourth quarter of 2007.

As a development stage pharmaceutical company, Somaxon had no revenues during 2008.
Research and development expenses for 2008 were $16.5 million, compared with $12.7 million for 2007. The increase primarily reflects costs related to a standard clinical trial that the company voluntarily conducted during 2008 to evaluate the potential for electrocardiogram (ECG) effects of doxepin, the active ingredient in Silenor. The increase also reflects higher costs in 2008 relating to preparation for the potential commercialization of Silenor, offset by a reduction in development expenses due to the completion during 2007 of the majority of the company’s non-clinical studies requested by the FDA.
Marketing, general and administrative expenses were $18.8 million for 2008, compared with $15.6 million for 2007. The increase was primarily caused by increased expenditures relating to preparation for the potential commercialization of Silenor, as well as certain expenses related to evaluating financing alternatives and terminating the company’s building lease. This was partially offset by decreased bonus expense because the company did not pay a cash bonus relating to 2008 due to cost reduction measures, and decreased share-based compensation expense primarily due to accelerated vesting for stock options during 2007 upon the departure of the company’s former chief executive officer, as well as certain stock options with higher grant date fair values becoming fully vested during or prior to 2008.
For 2008 the company recognized $6.3 million of share-based compensation expense, which is a non-cash expense, compared with $8.5 million for 2007.
At December 31, 2008, the company had cash, cash equivalents and marketable securities totaling $14.3 million. This amount of cash, cash equivalents and marketable securities does not include the restricted cash of $7.5 million that the company was required to maintain at Silicon Valley Bank under the company’s secured loan agreement with Silicon Valley Bank and Oxford Finance Corporation. The total amount owed to Silicon Valley Bank and Oxford Finance Corporation at December 31, 2008 was $15 million.
On March 11, 2009, Somaxon repaid to Silicon Valley Bank and Oxford Finance Corporation all of the $13.7 million then outstanding under the secured loan agreement, as well as the $0.6 million final payment required under that agreement. Somaxon also issued Oxford Finance Corporation a warrant to purchase 200,000 shares of the company’s common stock, which was accepted by the lenders to fully satisfy the $0.9 million prepayment penalty that was otherwise required under the secured loan agreement. Somaxon no longer has any obligations under the secured loan agreement, and there are no further encumbrances on the company’s assets under that agreement.
In addition, on March 12, 2009, Somaxon and Biotie Therapies Corp. agreed to terminate the license agreement providing the company with rights to develop oral nalmefene hydrochloride for the treatment of impulse control disorders and substance abuse disorders. In connection with the termination of the license agreement, Biotie Therapies Corp. agreed to pay Somaxon a termination fee of $1.0 million, and the company no longer has any rights or obligations to further research and develop nalmefene under the license agreement.
Conference Call Information and Forward-Looking Statements
On Thursday, March 12, 2008, Somaxon will host a conference call with interested parties beginning at 1:30 p.m. PT (4:30 p.m. ET) to review the results of operations for the fourth quarter and full year ended December 31, 2008. The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible for one year. Alternatively, callers may participate in the conference call by dialing (800) 257-2101 (domestic) or (303) 205-0033 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11127950.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses and regulatory developments and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
Silenor Regulatory Update
On February 25, 2009, Somaxon received a Complete Response Letter from the FDA for its NDA for Silenor for the treatment of insomnia. Based on its review, the FDA determined that the NDA could not be approved in its present form.
In the Complete Response Letter the FDA raised a number of issues relating to the interpretation of the efficacy data contained in the Silenor NDA and indicated that the FDA was open to a discussion of these concerns. The FDA did not specifically request the company to conduct additional clinical trials of Silenor. The company believes that a discussion with the FDA will be necessary to gain a complete understanding of the implications of the issues raised in the Complete Response Letter, and the company has scheduled a meeting with the FDA for April 6, 2009.
With respect to safety, the FDA noted that there were no adverse events observed in the clinical studies included in the NDA that would preclude approval, but asked the company to address the possibility that doxepin may prolong the cardiac QT interval. The company responded by submitting to the FDA the results of its completed clinical trial of doxepin that evaluated the potential for ECG effects. A summary of the design and results of this clinical trial is as follows:
•	This clinical trial enrolled approximately 200 subjects and included both a placebo control group and an active control group dosed with moxifloxacin. The company evaluated the ECG effects of doxepin following multiple dose administrations and included both Silenor 6 mg and a dose of 50 mg in order to achieve exaggerated exposure conditions. The primary endpoint of this clinical trial was duration of the cardiac QT interval corrected for heart rate (QTc). The results of this clinical trial demonstrated that Silenor had no effect on QTc interval prolongation when administered at 6 mg or under exaggerated exposure conditions of 50 mg.

•	The primary analysis of the primary endpoint was time-matched change from baseline in QTc using an individualized correction method (QTcI). On this analysis, both doses of doxepin demonstrated no differences relative to placebo. The same result was obtained using time-averaged analysis of QTcI for both doses. In addition, in accordance with FDA regulatory guidance, the company performed standard categorical analyses to determine whether any subjects had an increase in QTcI of more than 30 or 60 ms from baseline and also to determine whether the absolute QTcI value exceeded 480 or 500 ms at any time point after dosing. Doxepin did not exceed any of these categorical thresholds for either dose. Other secondary analyses were conducted and were also consistent with the primary analysis.

•	In addition, at the doses used in this clinical trial doxepin had no effects on any other studied ECG parameters. The active and placebo control groups performed as expected and provided support that this was a valid and well controlled clinical trial.
Somaxon submitted the NDA for Silenor under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, which allows the company to rely on published literature reports or the FDA’s findings of safety and efficacy for other formulations of doxepin hydrochloride that have previously been approved by the FDA. The NDA includes the data from Somaxon’s completed clinical development program for Silenor, which included six randomized, double-blind, placebo-controlled, multi-center clinical trials designed to assess the efficacy and safety of Silenor for the treatment of insomnia. All of the clinical trials demonstrated statistically significant differences relative to placebo on their primary endpoints and multiple secondary endpoints. Four of these were Phase 3 clinical trials.
The NDA submission also includes data from Somaxon’s non-clinical development program, including the genotoxicity, reproductive toxicology and 26-week transgenic mouse carcinogenicity studies of Silenor, which were undertaken based on a request from the FDA. The company continues to plan to submit the results of its standard two-year carcinogenicity study as a post-approval commitment. Somaxon initiated that study, which is a two-year carcinogenicity study in rats, in August 2007 and expects data from the study in the first quarter of 2010.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon has submitted a New Drug Application for its product candidate, Silenor® (doxepin) to the U.S. Food and Drug Administration.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the review process and the potential approval of the NDA for Silenor are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s interpretation of the Complete Response Letter, and the FDA’s agreement with such interpretation; the potential for Silenor to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to impose non-clinical, clinical or other requirements to be completed before or after regulatory approval of Silenor; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of Silenor is appropriate prior to the completion of standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the timing and results of non-clinical studies for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; Somaxon’s ability to raise sufficient capital to meet FDA requirements and otherwise fund its operations, and to meet its obligations to parties with whom it contracts relating to financing activity, and the impact of any such financing activity on the level of Somaxon’s stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including the potential to be required to restructure the company or to be unable to continue as a going concern; Somaxon’s ability to successfully commercialize Silenor, if it is approved by the FDA; the potential to enter into and the terms of any strategic transaction relating to Silenor; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether any approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Silenor; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY STATEMENTS OF OPERATIONS

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Operating expenses
License fees	$4	$29	$165	$490
Research and development	2,927	3,058	16,546	12,694
Marketing, general and administrative	4,765	5,219	18,809	15,614

Total operating expenses	7,696	8,306	35,520	28,798

Loss from operations	(7,696)	(8,306)	(35,520)	(28,798)
Interest and other income	84	501	903	2,387
Interest and other (expense)	(1,842)	—	(2,610)	—

Net loss	$(9,454)	$(7,805)	$(37,227)	$(26,411)

Basic and diluted net loss per share	$(0.52)	$(0.43)	$(2.04)	$(1.45)
Shares used to calculate net loss per share	18,295	18,248	18,281	18,187

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$14,290	$37,100
Current restricted cash	8,100	—
Other current assets	479	826

Total current assets	22,869	37,926
Long-term restricted cash	—	600
Property and equipment, net	788	191
Other non-current assets	60	—

Total assets	$23,717	$38,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,825	$1,174
Accrued liabilities	1,786	2,367
Current portion of long-term debt	15,000	—

Total current liabilities	18,611	3,541

Total stockholders’ equity	5,106	35,176

Total liabilities and stockholders’ equity	$23,717	$38,717